Exhibit 10.1

SECOND AMENDMENT TO COLLABORATION AGREEMENT

This Second Amendment (“Amendment”) to Collaboration Agreement dated as of October 10, 2014, as amended on August 4, 2015  (the “Agreement”) is made and entered into as of  March 31, 2016 (the "Amendment Date") by and between DISCOVERY LABORATORIES, INC., a corporation organized and existing under the laws of the state of Delaware having its principal place of business at 2600 Kelly Road, Suite 100, Warrington, PA 18976 USA ("Discovery Labs”), and BATTELLE MEMORIAL INSTITUTE, through its Corporate Operations, a corporation organized and existing under the laws of the state of Ohio having its principal place of business at 505 King Avenue, Columbus, Ohio 43201-2693, USA ("Battelle”).

RECITALS:

WHEREAS, in accordance with the terms of the Agreement, Battelle and Discovery Labs have agreed on the detailed Project Plan for implementation of the Stage 2 and Stage 3 activities contemplated by the Agreement, together with related costs, which shall be shared as provided in Section 3(B) of the Agreement; and

WHEREAS, the parties wish to implement certain additional activities under, and optimize the development schedule provided in, the Project Plan, among other things, to reallocate resources and re-align the Milestone Date (as defined in the Agreement) with the anticipated completion date for Discovery Lab’s AEROSURF® phase 2b clinical trial.

NOW THEREFORE, IN CONSIDERATION OF THE COVENANTS AND PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS WITH THE INTENT TO BE LEGALLY BOUND HEREBY:

1.	Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms as set forth in the Agreement.

2.	In accordance with Section 3(B)(i) of the Agreement, the Project Plan Fixed Cost is revised to equal an amount between (a) Eleven Million, One Hundred and Eighty-One Thousand Dollars ($11,181,000) and (b) up to Twelve Million, Two Hundred Sixty-One Thousand, One Hundred Dollars ($12,261,100); and, accordingly, the Discovery Labs Fixed Fee as of the Amendment Date remains 50% of the Project Plan Fixed Cost, or an amount between (a) Five Million, Five Hundred Ninety Thousand, Five Hundred Dollars ($5,590,500) and (b) up to (b) Six Million, One Hundred Thirty Thousand, Five Hundred Fifty Dollars ($6,130,550) (in each case, representing 50% of the revised Project Plan Fixed Cost).

3.	The reference to “July 15, 2016" in the defined term "Milestone Date" set forth in the first sentence of Section 3(E)(ii) of the Agreement is revised to "November 15, 2016."

[Signatures appear on the next page]

Except as amended herein, the remaining terms and conditions of the Agreement shall remain in full force and effect.  This Amendment confirms an agreement between the Parties with respect to the subject matter hereof and is a material part of the consideration stated in the Agreement and the mutual promises made in connection therewith.  The provisions of Section 9(H) - (K) of the Agreement shall apply to this Amendment mutatis mutandi.

In Witness Whereof, the Parties have duly executed this Amendment as of the Amendment Date.

Battelle Memorial Institute
Corporate Operations		Discovery Laboratories, Inc.

By:	/s/ Ken Zeller	By:	/s/ Mary B. Templeton
Name:	Ken Zeller	Name:	Mary B. Templeton
Title:	Contracting Officer	Title:	SVP, General Counsel & Corporate Secretary